XYBERNAUT(R) ADDS ENTERPRISE MANAGEMENT SOLUTIONS WITH
ACQUISITION OF SELFWARE, INC.

EXPANDED SOLUTIONS EXPECTED TO RESULT IN INCREASED REVENUES AND MARKET
PENETRATION

FAIRFAX, Va., March 30 /PRNewswire/ -- Xybernaut Corporation (Nasdaq: XYBR ), the leader in wearable computing and communications systems, today announced that as part of an overall program to provide total solutions for its customers, it had executed a definitive merger agreement with Selfware Inc., a leading provider of enterprise management services and software for projects, maintenance and work flow.

Selfware's proprietary OPMIST asset management system has been installed in over 200 sites worldwide at shipyards, utilities, manufacturers, departments of transportation, military bases and railroads. Among other alliances, Selfware is a Microsoft Certified Solutions Provider, an authorized Lotus Notes Provider, an Oracle Program Member and a Sun Catalyst Partner.

Current and past customers for Selfware in the aerospace, defense, utility, transportation, manufacturing and information technology industries include DuPont, Mack Trucks, the Northrop-Grumman Joint STARS program, U.S. Postal Service, Port Authority of New York and Departments of Transportation in Louisiana, Maine, Minnesota, New York, and New Mexico.

Selfware provides programming capabilities in a variety of advanced languages including Visual Basic and Visual C++, along with database experience in Microsoft SQL server, Oracle and Sybase. Telecommunication and information technology for asset management are also provided by Selfware for computers, hubs, routers and data lines, along with asset management software for linear referenced assets including roads, railways, utility, and pipelines. Selfware's solutions have been developed for Windows 95/98, Windows NT, UNIX and Novell Netware.

Selfware is a privately-held company that was founded in 1983 and has over 30 full-time employees at its headquarters in Vienna, Virginia and an office in Seattle, Washington. For the twelve months ended December 31, 1999, revenues for Selfware were approximately $5.0 million, gross profit was approximately $2.0 million and net income was approximately $0.1 million. Under the terms of the definitive agreement, the value of Selfware is determined by a formula with a maximum valuation of approximately $8.1 million. If the closing were to take place today, such formula would result in approximately 400,000 shares of Xybernaut stock to be exchanged for the stock of Selfware, for an effective price of $20.23 per share of Xybernaut stock. The approval of Selfware shareholders for the acquisition is expected by the end of next week. The transaction is intended to be accounted for as a pooling of interests. A fairness opinion for the acquisition was provided to Xybernaut by a leading investment bank.

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Edward G. Newman,  president and CEO of Xybernaut,  stated, "A central component of our long-term strategy is to make our wearable and core computers the centerpiece of solutions for our customers and the acquisition of Selfware is a key step in executing that strategy. Selfware brings revenues and an expanding customer base in the very markets that Xybernaut has targeted for growth, along with the capabilities to readily transfer this experience to new customers and markets. By utilizing our channel partners to leverage the solutions offered by Selfware, we believe that this acquisition will allow Xybernaut to more rapidly expand our revenues."

Jacques Rebibo, chairman and CEO of Selfware, Inc., added that, "In two years, Selfware has expanded its revenues over 175% as customers have embraced our value-added solutions. By combining Xybernaut's products with our software and services, I am confident that we can accelerate revenues of the combined Xybernaut/Selfware entity by reaching new markets. Our employees and shareholders have enthusiastically aligned themselves with Xybernaut, because we believe strongly in Xybernaut's prospects, market leadership and strong intellectual property position." Mr. Rebibo was a member of Xybernaut's board of directors from January 1996 to August 1997 and has been chairman and CEO of Selfware since May 1997.

About Xybernaut Corporation

Xybernaut Corporation is the leading provider of mobile convergence solutions, and wearable computing hardware, software and services. The company's patented wearable computer, called the Mobile Assistant IV(R) (MA IV(R)), is a full-function Pentium PC that runs Microsoft MS-DOS, Windows, and Windows NT, along with UNIX, Linux and other operating systems that run on the Intel x86 architecture. The MA IV allows users hands-free access to information in the computer's internal storage, in local area networks and on the Internet on an as-needed, where-needed basis. Xybernaut's software is designed to provide users with the right information when and where it's needed, using consistent navigation techniques and screen presentations. With the MA IV, customers realize immediate savings in maintenance and repair, diagnosis, inspection, inventory control and data collection procedures. Key industries using Xybernaut's products include manufacturing, distribution, transportation, government, and utilities. Headquartered in Fairfax, Virginia, Xybernaut has offices and subsidiaries in Europe (Germany) and Asia (Japan). Visit Xybernaut's web site at http://www.xybernaut.com.

MS-DOS,   Windows  and  Windows  NT  are  registered   trademarks  of  Microsoft
Corporation.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and production of the Mobile Assistant, general acceptance of the Company's products and technologies, competitive factors, the ability

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to successfully  complete additional financing and other risks described in the Company's SEC reports and filings.